                                October 11, 1999

CITIZENS FUNDS, INC.

      Re: Transfer Agency Services Fees


Dear Sir/Madam:

      This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Transfer Agency Services Agreement dated October 11, 1999 between Citizens Funds, Inc. (the "Fund") and PFPC (the "Agreement") for service provided on behalf of each of the Fund's investment portfolios ("Portfolio"). Pursuant to paragraph 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on its behalf, as follows:

1)    Per Account Fee - Retail Classes:

      Number of Accounts                         Direct                Level 3
      ------------------                         ------                -------

      0 to 50,000                                $21.00                $18.00
      50,001 to 75,000                           $19.00                $16.00
      75,001 to 100,000                          $17.50                $14.50
      100,000 and over                           $16.00                $13.00

      Inactive Account:                          $ .30 per account per month

      Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.

      CDSC Funds add 12% to annual per account fee.

      For IRA administration, add $5.00/account/annum.

2)    Asset Based Fee - Institutional/Administration Classes:

      The following annual fee will be calculated based upon the total average net assets and payable monthly:


            .04% of the first $500 million of average daily net assets; .035% of the next $500 million of average daily net assets; and .025% of average daily net assets in excess of $1 billion.

3)    Monthly Minimum Fee:

      Retail - $2,500 per portfolio/class, exclusive of transaction charges, Fund/SERV/Networking charges, debit card processing fees, out-of-pocket expenses and miscellaneous fees.

      Institutional/Administration - $2,000 per portfolio/class, exclusive of transaction charges, Fund/SERV/Networking charges, debit card processing fees, out-of-pocket expenses and miscellaneous fees.

4)    Earnings Credit:

      For the Fund's Check Issuance Demand Deposit Account, PFPC will calculate an earnings credit, net of the Federal Reserve requirement (currently 10%), based upon the 90-day Treasury Bill rate as published in the Wall Street Journal. PFPC will credit the Fund for 50% of the earnings credit. For the Purchase Account, there will be no earnings credit since PFPC advances funds to the custodial account prior to receiving full availability from the Federal Reserve.

5)    Transaction Charges:

      New Account Opening:            $    2.50 per account
      Manual Financial Transactions   $    4.00 per purchase/redemption (waived)
      Lock Box Transaction            $    1.00 per purchase for 0 to 1,500
                                           transactions (waived)
                                      $     .50 per purchase for over 1,500
                                           transactions (waived)
      Customer Service Overflow       $    2.00 per phone call
      12b-1 Calculation:              $7,500.00 annual fee
      IRA/Qualified Plan Processing   $   25.00 per transfer out

6)    PFPC FundSERV/Networking Fees:

      NSCC Services - Includes any or all of the following: FundSERV, Networking, Commission Settlement, ACATS and Mutual Fund Profile.


             PFPC Transaction Fees:

             Fund SERV:                       $   .25 per transaction
             Networking:                      No charge
             Commission Settlement:           No charge
             ACATS:                           No charge
             Mutual Fund Profile
             Service:                         $ 10.00 per month per fund/class

      Note: NSCC will deduct its direct monthly fee on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges as an out-of-pocket expense on its next invoice.

      Plus: out-of-pocket expense for settlements, wire charges, NSCC pickup charges, hardware, CRT's, modems, line (if required), etc.

7)    Out-of-Pocket Expenses:

o     Transfer Agency Services

            a. Data Transmissions: Hardware/phone lines and remote terminal (if required) at cost plus $20.00 per transmission, per end point
            b.    Consolidated Statements: $10,000.00 annual production fee
            c.    Audio Response System Maintenance: $1,000 per month
            d. Ad Hoc Reports: standard $0.01 per record processed plus $100.00 setup fee
            e.    Creation of user tapes, cartridges, etc.: $100.00 per
                  occurrence
            f.    Toll-free lines (if required)
            g.    PC Fax - $5.00 per fax
            h.    Account transcripts:
                       Within most recent three years: $ 35.00 per transcript*
                                                       (waived)
                       More than three years:          $ 50.00 per transcript*
                                                       (waived)
            i.    Retroactive record dates:            $100.00 plus $0.25 per
                                                       account
            j.    Record retention:                    at cost
            k. Training expenses, as required: ($500.00 per trainer/per day, plus travel expenses.)
            l.    Travel expenses as required

            m.    Additional Services:                 quoted upon occurrence
                       Conversion/deconversion:        quoted upon occurrence
                       Custom programming/development: quoted upon occurrence
                       Bad price reruns:               quoted upon occurrence
                       Individual state tax filings    quoted upon occurrence
            n.    Power Image                          at cost
            o.    Investar One                         at cost

o     Banking Services

            a.    Wire fees for receipt        $10.00 per domestic/international
                                               wire
            b.    Wire fees for disbursement   $10.00 per domestic/international
                                               wire
            c.    ACH transaction charge       $ 0.20 per item initiated through
                                               PNC Bank, N.A.
            d.    Returned purchase checks     $20.00 each*

o     Postage and Mailing Services

            a. Mailing fee: approximately $0.08 per item, standard inserts $0.015 each.
                  (This fee would not apply to consolidated statements mailed by an outside vendor.)
            b.    Forms, envelopes, checks, checkbooks: at cost
            c.    Postage (bulk, pre-sort, first-class current prevailing rates)
            d. Federal Express, delivery, courier services, mailgrams: at cost*
            e.    Cost of proxy solicitation, mailing and tabulation: at cost
            f.    Fulfillment: at cost
            g.    Labels: $0.06 each; $100.00 minimum

Out-of-pocket expenses are billed as they are incurred.

*May be charged to shareholder or paid by the Fund

8)    Annual Debit Card Processing Fees:

o     Standard MasterCard/Debit Card              $12.00 per account per annum

o     ATM Withdrawals:

      Charge                                      Breakpoints
      ------                                      -----------

      $1.00 per ATM transaction             Until the total annual transactions
                                            exceed the average number of
                                            accounts ("Breakpoint One")

      $0.85 per ATM transaction             From Breakpoint One until the total
                                            annual transactions exceed 1.5 times
                                            the average number of accounts
                                            ("Breakpoint Two")

      $0.75 per ATM transaction             Transactions above Breakpoint Two

o     MasterCard Assessments and
      Transaction Fees:                     Direct pass through to the Fund


o     MasterCard Interchange Income:        Direct pass through as revenue to
                                            the Fund


o     MasterCard Fraud Losses and unfunded
      Customer Debits:                      Direct pass through to the Fund

9)    Miscellaneous

      Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

      The fees set forth herein shall remain unchanged and in effect for a three-year period beginning October 11, 1999 and ending October 10, 2002. If the Fund terminates the Agreement at any time during such three years, except if the Fund is terminating due to a material breach of this Agreement by PFPC, the Fund shall pay to PFPC 100% of fees waived by PFPC during the first year of any Portfolio's operations (as set forth more fully on the related Waiver Letter dated the date hereof).

      The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

      If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                            Very truly yours,

                                            PFPC INC.


                                            By: /s/ Steven Turowski
                                                ------------------------------

                                            Name: Steven Turowski
                                                  ----------------------------

                                            Title: Sr. Vice President
                                                   ---------------------------

Agreed and Accepted:

CITIZENS FUNDS


By: /s/ Joseph F. Keefe
    --------------------------

Name: Joseph F. Keefe
      ------------------------

Title: Secretary
       -----------------------

                       TRANSFER AGENCY SERVICES AGREEMENT

      THIS AGREEMENT is made as of October 11, 1999 by and between PFPC INC., a Delaware corporation ("PFPC"), and CITIZENS FUNDS, a Massachusetts corporation (the "Fund").

                              W I T N E S S E T H:

      WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. As Used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by PFPC. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.

      (d)   "CEA" means the Commodities Exchange Act, as amended.

      (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

      (f)   "SEC" means the Securities and Exchange Commission.

      (g) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

      (i) "Written Instructions" mean written instructions signed by an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

      (a) Certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

      (b)   A copy of the Fund's most recent effective registration statement;

      (c) A copy of the advisory agreement with respect to each investment Portfolio of the Fund (each, a Portfolio);

      (d) A copy of the distribution agreement with respect to each class of Shares of the Fund;

      (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

      (f) Copies of any shareholder servicing agreements made in respect of the Fund or a Portfolio; and

      (g) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any of its investment portfolios.

5.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions and Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

      (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.    Right to Receive Advice.

      (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund or the Fund's investment adviser, if consented to by the Fund or its investment adviser, or counsel for PFPC, at the option of PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

      (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

8. Confidentiality. PFPC agrees to keep confidential the records of the Fund and information relating to the Fund and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11. Year 2000 Readiness Disclosure. PFPC (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has remediated or replaced computer applications and systems controlled by PFPC and which are mission-critical to providing services hereunder (the "Relevant Systems"), and (c) has implemented a testing plan to test the remediation or replacement of the Relevant Systems to address on a timely basis the risk that the Relevant Systems may be unable to process over the January 1, 2000 boundary and on the leap day of February 29, 2000. PFPC represents and warrants that, based on assessments and testing to date, processing errors by the Relevant Systems involving such boundary and leap day are not likely to occur. PFPC will continue to monitor and test the Relevant Systems and make adjustments as necessary.

12. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC.

13. Indemnification. The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from (i) any action or omission to act which PFPC takes (a) at the request or on the direction of or in reliance on the advice of the Fund or (b) upon Oral Instructions or Written Instructions or (ii) the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations.

14.   Responsibility of PFPC.

      (a) PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

      (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC, shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or
            (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

15.   Description of Services.

      (a)   Services Provided on an Ongoing Basis, If Applicable.

            (i)    Calculate 12b-1 payments;

            (ii)   Maintain proper shareholder registrations;

            (iii) Review new applications and correspond with shareholders to complete or correct information;

            (iv)   Direct payment processing of checks or wires;

            (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

            (vi)   Countersign share certificates;

            (vii)  Prepare and mail to shareholders confirmation of activity;

            (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

            (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

            (x) Provide periodic shareholder lists and statistics to the clients;

            (xi)   Provide detailed data for underwriter/broker confirmations;

            (xii) Prepare periodic mailing of year-end tax and statement information;

            (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

            (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

      (b) Services Provided by PFPC Under Oral Instructions or Written Instructions.

            (i)   Accept and post daily Fund purchases and redemptions;

            (ii)  Accept, post and perform shareholder transfers and exchanges;

            (iii) Pay dividends and other distributions;

            (iv)  Solicit and tabulate proxies; and

            (v) Issue and cancel certificates (when requested in writing by the shareholder).

      (c) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

            (i)   A purchase order;

            (ii)  Proper information to establish a shareholder account; and

            (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

      (d) Redemption of Shares. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Directors. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

            (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

            (ii) Transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

            When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

      (e) Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

      (f)   Shareholder Account Services.

            (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                  -     Any pre-authorized check plan; and
                  - Direct purchases through broker wire orders, checks and applications.

            (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

                  - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
                  - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
                  - Redemption of Shares from an account with a checkwriting privilege.

      (g) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including;

            (i)   Reports to shareholders;

            (ii)  Confirmations of purchases and sales of Fund shares;

            (iii) Monthly or quarterly statements;

            (iv)  Dividend and distribution notices;

            (v)   Proxy material; and

            (vi)  Tax form information.

            In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

      (h) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

            (i) Name, address and United States Tax Identification or Social Security number;

            (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

            (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

            (iv) Any stop or restraining order placed against a shareholder's account;

            (v) Any correspondence relating to the current maintenance of a shareholder's account;

            (vi)  Information with respect to withholdings; and

            (vii) Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.

      (i) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

            (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

            (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

      (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees and does hereby, release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

      (k)   Withdrawal of Shares and Cancellation of Certificates.

            Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

16. Duration and Termination. This Agreement shall continue until terminated by the Fund or PFPC upon sixty (60) days' prior written notice to the other party.

17. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President;
      (b) if to the Fund, at 230 Commerce Way, Suite 300, Portsmouth, NH 03801,
      Attention: President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or PNC Bank Corp., provided that (i) PFPC gives the Fund 30 days prior written notice of such assignment or delegation, (ii) the assignee or delegate agrees to comply with the relevant provision of the 1940 Act, and
      (iii) PFPC and such assignee or delegate promptly provide such information as the Fund may reasonably request, and respond to such questions as the Fund may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.   Miscellaneous.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

      (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (e) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  PFPC INC.


                                  By: /s/ Steven Turowski
                                      ------------------------------

                                  Title: Sr. Vice President
                                         ---------------------------


                                  CITIZENS FUNDS


                                  By: /s/ Joseph F. Keefe
                                      ------------------------------

                                  Title: Secretary
                                         ---------------------------


                                   ---------------------------------------------

                                    Business Approval By: /s/ Frances N. Rudolfe
                                                          ----------------------
                                    Date: 2/17/00
                                          -------
                                    Legal Approval By: /s/ Jill R. [ILLEGIBLE]
                                                       -------------------------
                                    Date: 2/17/00
                                          -------

                                   ---------------------------------------------

                                    EXHIBIT A

      THIS EXHIBIT A, dated as of October 11, 1999, is Exhibit A to that certain Transfer Agency Services Agreement dated as of October 11, 1999 between PFPC Inc. and Citizens Funds.

                                   PORTFOLIOS

                Working Assets Money Market Fund, Standard Shares
           Working Assets Money Market Fund Institutional Class Shares
                              Citizens Income Fund
                 Citizens Emerging Growth Fund, Standard Shares
            Citizens Emerging Growth Fund, Institutional Class Shares
           Citizens Emerging Growth Fund, Administrative Class Shares
                  Citizens Global Equity Fund, Standard Shares
             Citizens Global Equity Fund, Institutional Class Shares
            Citizens Global Equity Fund, Administrative Class Shares
                      Citizens Index Fund, Standard Shares
                 Citizens Index Fund, Institutional Class Shares
                Citizens Index Fund, Administrative Class Shares